Contacts:
Media	Investor Relations
Robert C. Ferris	Elena Doom
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	elena.doom@honeywell.com

HONEYWELL REPORTS FIRST QUARTER SALES UP 15% TO $8.9 BILLION; EARNINGS PER SHARE INCREASES 40% TO $0.88

Higher Than Expected Q1 Sales, Segment Margins, and EPS – Broad-Based Overdrive

11% Organic Growth Reflects Traction On New Products and Geographic Expansion

Momentum Expected To Continue, Raising 2011 Sales and EPS Guidance

2011 Sales Outlook Increased to $36.0 - 36.6B, Up 8-10% Year-Over-Year

2011 EPS Outlook Increased to $3.80 - 3.95, Up 27-32% Vs. 2010 Proforma EPS

     MORRIS TOWNSHIP, N.J., April 20, 2011 -- Honeywell (NYSE: HON) today announced first quarter 2011 sales were up 15% to $8.9 billion versus $7.8 billion in 2010. Excluding the net impact from acquisitions and foreign exchange, sales were up a record 11% organically with stronger than anticipated growth across each of the company’s businesses. Earnings per share were up 40% to $0.88 versus $0.63 in the first quarter last year. Free cash flow (cash flow from operations less Capex) in the first quarter was $0.4 billion excluding pension contributions (cash flow from operations of a negative $0.4 billion due to a $1 billion contribution to the company’s U.S. pension fund).

     “Honeywell is executing well and delivering terrific results, highlighted by another quarter of record organic sales growth, margin expansion, and higher than expected earnings per share,” said Honeywell Chairman and Chief Executive Officer Dave Cote. “I’m very pleased with our start to the year and the continued momentum we’re seeing across the portfolio. We had a particularly robust finish to the quarter with strength in our short-cycle businesses, as well as growth in commercial aerospace spares and the residential and commercial retrofit businesses. Orders in our short-cycle businesses have now increased eight consecutive quarters and our long-cycle backlog continues at near record levels. As a result of our strong first quarter and continued favorable outlook for our major markets, we’re raising our 2011 sales and EPS guidance.”

     Honeywell now expects 2011 sales of $36.0 -36.6 billion, up from $35.0 -36.0 billion, reflecting an increase of 8-10% over 2010; and earnings in the range of $3.80 -3.95 per share versus a previous estimate of $3.60 -3.80 per share, an increase of 27-32% over 2010 proforma EPS of $3.00 (in each case, this excludes any mark-to-market pension adjustments). The company also reaffirmed that it expects free cash flow of $3.5 -3.7 billion excluding any U.S. pension contributions in 2011 (cash flow from operations of $3.3 -3.5 billion including pension contributions).

Q1’11 Results - 2

First Quarter Segment Highlights

Aerospace

  Sales were up 8% compared with the first quarter of 2010, primarily due to strong increases in Commercial OEM and aftermarket volumes, slightly offset by lower military and government services sales.

  Segment profit was up 13% and segment margin increased 80 bps to 17.3%, primarily due to increased volume, favorable mix, and productivity net of inflation.

  Honeywell SmartRunway™ and SmartLanding™ flight safety upgrades – which utilize the industry’s most trusted terrain and runway information (Honeywell’s Enhanced Ground Proximity Warning System) – are being installed in more than 245 new aircraft and 171 in- service aircraft across several fleets operating in North America and Asia. The Honeywell systems help break the chain of events that can lead to a runway excursion or incursion by providing timely aural and/or visual advisories to the flight crew.

  Honeywell has renewed a five-year contract with the U.S. Army valued at $153 million to supply, manage, and provide logistical process improvements to the Corpus Christi Army Depot for the repair and overhaul of Honeywell’s T-55 engine that powers the Chinook helicopter.

  Honeywell and Aspen Avionics are collaborating to deliver a NextGen-ready, multi-function, and touchscreen cockpit display to general aviation customers. The two companies have completed a development agreement to bring Honeywell’s open-interface Bendix/King KSN 770 to market before the end of 2011.

Automation and Control Solutions

  Sales were up 17%, compared with the first quarter of 2010, with 9% growth from net acquisitions, 7% organic growth due to general industrial recovery and new product introductions in all businesses and regions, execution of global industrial infrastructure projects, and the 1% impact from favorable foreign exchange.

  Segment profit was up 19% and segment margin increased 20 bps to 12.6% driven by higher volumes and project sales, partially offset by material inflation and investment for growth across the portfolio.

  Honeywell Building Solutions will implement China’s first commercial smart grid demand-side management pilot and feasibility study. The project is part of the China-U.S. Energy Cooperation Program (ECP), initiated between the U.S. Trade and Development Agency and the National Energy Administration of China. The results of the demonstration will be used to determine the feasibility of broader deployment of smart grid solutions in China.

  Honeywell Process Solutions signed a global five-year agreement to be a Main Automation Contractor (MAC) for Shell. As a MAC, Honeywell will design automation and safety systems that will help Shell meet its customers’ energy demands in economically and environmentally responsible ways. Honeywell has served as a MAC on hundreds of Shell projects for more than three decades. Currently, Honeywell is working on a number of Shell’s largest projects, including its new gas–to-liquids (GTL) plant in Qatar and the expansion of its Port Arthur Refinery.

  Honeywell Security Group announced the latest in its LYNX self-contained alarm system and also launched Honeywell Software Development Kit (HSDK), which helps integrators tie together commercial security technology into larger business automation systems, eliminating the need to manually write code and configure servers. Honeywell Scanning & Mobility launched Voyager® 1200g single-line laser scanner that excels at reading poor quality and damaged bar codes; and Dolphin® 99EX mobile computer, which is designed to increase productivity and reduce operating costs.

Q1’11 Results - 3

Transportation Systems

  Sales were up 19% compared with the first quarter of 2010, due to higher Turbo volumes globally, robust new platform launches, higher European diesel penetration, and higher sales of friction materials.

  Segment profit was up 50% and segment margin increased 240 bps to 12.0% driven by higher volumes and increased productivity, partially offset by material inflation.

  Honeywell launched more than 20 new turbo applications in the first quarter on gasoline and diesel powertrains for both passenger and commercial vehicle applications. In 2011, Honeywell expects to launch its turbochargers on more than 100 new vehicle applications in China, Europe, India, Brazil, and the U.S.

  Honeywell announced that it would build a new manufacturing plant in Presov, Slovakia to produce turbochargers for light vehicle and light commercial vehicle applications. The additional capacity will help address the rapid increase in turbo adoption worldwide, which Honeywell expects will nearly double the turbo segment in the next five years. The new plant is expected to be operational by 2012 and will supplement its global footprint.

  Over the last three years, Honeywell has secured nearly 50% of all new turbocharger application opportunities for light vehicles and commercial vehicles in all regions, which it expects will total over $8 billion over the life of the programs.

Specialty Materials

  Sales were up 19% compared with the first quarter of 2010, resulting from improved global markets, commercial excellence, and new product applications in the Advanced Materials business, coupled with strong UOP growth.

  Segment profit was up 67% and segment margin increased 610 bps to 21% due to higher sales, commercial excellence, and cost productivity, partially offset by raw material inflation.

  Honeywell’s new low-global-warming refrigerant HFO-1234yf has received final approval from the U.S. Environmental Protection Agency for use in motor vehicle air conditioning systems. The new refrigerant has global-warming-potential that is 99.7% less than the refrigerant currently used in most car and light truck air conditioning systems today. Use of the refrigerant can help vehicle manufacturers meet new federal standards for reducing greenhouse gas emissions from light-duty motor vehicles.

  Honeywell’s UOP announced collaboration with the King Fahd University of Petroleum and Minerals in Dhahran, Saudi Arabia, for the development of catalytic processes for petrochemicals production. The five-year agreement will allow university professors and researchers to collaborate with company scientists on catalyst development and processes for aromatics production.

  Honeywell’s Envergent Technologies joint venture will provide biofuels technology to Crane & Co. to convert biomass feedstock into renewable oil to heat and power the Massachusetts facility where Crane produces paper used for U.S. currency. We were also selected to perform engineering design for a project that will use the joint venture’s technology to convert palm biomass to renewable heat and electricity.

     Honeywell will discuss its results during its investor conference call Thursday, April 21, 2011 starting at 9:30 a.m. EDT. To participate, please dial (631) 291-4830 a few minutes before the 9:30 a.m. EDT start. Please mention to the operator that you are dialing in for Honeywell’s investor conference call. The live webcast of the investor call will be available through the “Investor Relations” section of the company’s Website (http://www.honeywell.com/investor). Investors can access a replay of the investor call starting at 12:30 p.m. EDT, April 21, until midnight, April 28, by dialing (706) 645-9291. The access code is 52965295.

- MORE -

Q1’11 Results - 4

Honeywell International (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

Q1'11 Results - 5

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Three Months Ended March 31,
	2011	2010

Product sales	$7,050	$6,047
Service sales	1,859	1,729

Net sales	8,909	7,776

Costs, expenses and other
Cost of products sold (A)	5,380	4,687
Cost of services sold (A)	1,230	1,171

	6,610	5,858
Selling, general and administrative expenses (A)	1,254	1,111
Other (income) expense	(29)	(2)
Interest and other financial charges	99	107

	7,934	7,074

Income before taxes	975	702
Tax expense	267	206

Net income	708	496
Less: Net income attributable to the noncontrolling interest	3	7

Net income attributable to Honeywell	$705	$489

Earnings per share of common stock - basic	$0.90	$0.63

Earnings per share of common stock - assuming dilution	$0.88	$0.63

Weighted average number of shares outstanding-basic	785.5	765.7

Weighted average number of shares outstanding - assuming dilution	797.7	771.7

(A) Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other post-retirement expense, and stock compensation expense.

Q1'11 Results - 6

Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
Net Sales	2011	2010

Aerospace	$2,696	$2,506

Automation and Control Solutions	3,656	3,124

Specialty Materials	1,355	1,139

Transportation Systems	1,202	1,007

Corporate	—	—

Total	$8,909	$7,776

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended March 31,

Segment Profit	2011	2010

Aerospace	$467	$413

Automation and Control Solutions	459	386

Specialty Materials	284	170

Transportation Systems	144	96

Corporate	(64)	(29)

Total Segment Profit	1,290	1,036

Other income/(expense) (A)	20	(2)
Interest and other financial charges	(99)	(107)
Stock compensation expense (B)	(49)	(50)
Pension expense ongoing (B)	(36)	(51)
Other postretirement income/(expense) (B)	(18)	18
Repositioning and other charges (B)	(133)	(142)

Income before taxes	$975	$702

(A)	Equity income/(loss) of affiliated companies is included in Segment Profit

(B)	Amounts included in cost of products and services sold and selling, general and administrative expenses.

Q1'11 Results - 7

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	March 31, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$3,076	$2,650
Accounts, notes and other receivables	7,201	7,068
Inventories	4,290	3,958
Deferred income taxes	882	877
Investments and other current assets	582	458

Total current assets	16,031	15,011

Investments and long-term receivables	476	616
Property, plant and equipment - net	4,832	4,840
Goodwill	11,805	11,597
Other intangible assets - net	2,456	2,574
Insurance recoveries for asbestos related liabilities	825	825
Deferred income taxes	1,232	1,218
Other assets	1,245	1,153

Total assets	$38,902	$37,834

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities:
Accounts payable	$4,308	$4,344
Short-term borrowings	59	67
Commercial paper	300	299
Current maturities of long-term debt	516	523
Accrued liabilities	6,587	6,484

Total current liabilities	11,770	11,717

Long-term debt	6,763	5,755
Deferred income taxes	671	636
Postretirement benefit obligations other than pensions	1,461	1,477
Asbestos related liabilities	1,556	1,557
Other liabilities	4,871	5,905
Shareowners’ equity	11,810	10,787

Total liabilities and shareowners’ equity	$38,902	$37,834

Q1'11 Results - 8

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended March 31,

	2011	2010

Cash flows from operating activities:
Net income attributable to Honeywell	$705	$489
Adjustments to reconcile net income attributable to Honeywell to net cash provided by operating activities:
Depreciation and amortization	242	233
Gain on sale of non-strategic businesses and assets	(44)	—
Repositioning and other charges	133	142
Net payments for repositioning and other charges	(109)	(119)
Pension and other postretirement expense	54	33
Pension and other postretirement benefit payments	(1,037)	(36)
Stock compensation expense	49	50
Deferred income taxes	68	72
Excess tax benefits from share based payment arrangements	(13)	(2)
Other	95	(96)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts, notes and other receivables	(152)	90
Inventories	(342)	(122)
Other current assets	(22)	(28)
Accounts payable	(19)	(80)
Accrued liabilities	(51)	117

Net cash (used for)/provided by operating activities	(443)	743

Cash flows from investing activities:
Expenditures for property, plant and equipment	(124)	(70)
Proceeds from disposals of property, plant and equipment	1	1
Increase in investments	(164)	(296)
Decrease in investments	62	—
Cash paid for acquisitions, net of cash acquired	(7)	—
Proceeds from sales of businesses, net of fees paid	217	—
Other	31	(16)

Net cash provided by/(used for) investing activities	16	(381)

Cash flows from financing activities:
Net increase in commercial paper	1	950
Net decrease in short-term borrowings	(9)	(1)
Proceeds from issuance of common stock	101	32
Proceeds from issuance of long-term debt	1,381	—
Payments of long-term debt	(437)	(1,001)
Excess tax benefits from share based payment arrangements	13	2
Cash dividends paid	(264)	(231)

Net cash provided by/(used for) financing activities	786	(249)

Effect of foreign exchange rate changes on cash and cash equivalents	67	(63)

Net increase in cash and cash equivalents	426	50
Cash and cash equivalents at beginning of period	2,650	2,801

Cash and cash equivalents at end of period	3,076	2,851

Q1'11 Results - 9

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Dollars in millions)

	Three Months Ended March 31,

	2011	2010	2011 Guidance

Cash provided by operating activities	$(443)	$743	$3,300-3,500

Expenditures for property, plant and equipment	(124)	(70)	~ (800)

Free cash flow	$(567)	$673	$2,500-2,700

U.S. pension contributions	1,000	—	~ 1,000

Free cash flow, excluding U.S. pension contributions	$433	$673	$3,500-3,700

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.